Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CIFC Corp., formerly CIFC Deerfield Corp. and Deerfield Capital Corp., of our report relating to the consolidated financial statements of Deerfield Capital Corp. and subsidiaries and the effectiveness of Deerfield Capital Corp. and subsidiaries’ internal control over financial reporting dated March 31, 2011, appearing in the Annual Report on Form 10-K of Deerfield Capital Corp. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 21, 2011